Exhibit 99.2

IIP Operating Partnership, LP Prices Private Offering of $125 Million of 3.75% Exchangeable Senior Notes Due 2024

SAN DIEGO, CA – February 15, 2019 – Innovative Industrial Properties, Inc. (the "Company") (NYSE: IIPR) announced today that its operating partnership subsidiary, IIP Operating Partnership, LP (the "Operating Partnership"), priced a private offering of $125 million aggregate principal amount of 3.75% Exchangeable Senior Notes due 2024 (the "Notes"). The Operating Partnership has granted the initial purchasers of the Notes a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the Notes to cover over-allotments, if any.

The Notes will be senior unsecured obligations of the Operating Partnership, will be fully and unconditionally guaranteed by the Company and the Operating Partnership's subsidiaries and will be exchangeable for cash, shares of the Company's common stock, or a combination of cash and shares of the Company's common stock, at the Operating Partnership's option. The initial exchange rate for the Notes will be 14.37298 shares of the Company's common stock per $1,000 principal amount of Notes and the initial exchange price will be approximately $69.575 per share of the Company's common stock. The initial exchange rate and initial exchange price are subject to adjustment in certain circumstances. The Notes will pay interest semiannually at a rate of 3.75% per annum and will mature on February 21, 2024, unless earlier exchanged or repurchased in accordance with their terms. The Operating Partnership will not have the right to redeem the Notes prior to maturity, but may be required to repurchase the Notes from holders under certain circumstances.

The Operating Partnership intends to use the net proceeds from this private offering to invest in specialized industrial real estate assets that support the regulated cannabis cultivation and processing industry that are consistent with its investment strategy, and for general corporate purposes.

The Notes will be sold to qualified institutional buyers (as defined under the Securities Act of 1933, as amended (the "Securities Act")) in reliance on Rule 144A under the Securities Act. The Notes, the guarantees and the common stock issuable upon exchange of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, the guarantees or the common stock issuable upon exchange of the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the offering and the use of proceeds from the offering, are forward-looking statements. When used in this press release, words such as we "expect," "intend," "plan," "estimate," "anticipate," "believe" or "should" or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Innovative Industrial Properties, Inc.

(858) 997-3332